Exhibit 5.1

MAPLES

Our ref        GWG/011166/14337171v1

Your ref

ACE Limited The Ace Building 30 Woodbourne Building Hamilton, HM 08 Bermuda	Direct: +1 345 814 5464 Cell: +1 345 525 5464 E-mail: gareth.griffiths@maplesandcalder.com

15 May 2008

Dear Sirs

ACE Limited

We have acted as Cayman Islands legal advisers to ACE Limited (the “Company”) in connection with the Company’s registration statement on Form S-3, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating, to the offering and sale, inter alia, of debt securities of ACE INA Holdings Inc. (“ACE INA”) guaranteed by the Company, in one or more offerings up to an aggregate initial offering price of US$1,500,000,000 and in connection with the offer and sale by ACE INA of $450,000,000 aggregate principal amount of its 5.60% Senior Notes due 2015 (the “Notes”) fully and unconditionally guaranteed by the Company.

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	the Memorandum and Articles of Association of the Guarantor as adopted on 14 January 1993 and amended on 6 February 1998 and 22 January 2002;

1.2	the corporate records of the Guarantor maintained at its registered office in the Cayman Islands;

1.3	a Certificate of the Assistant Secretary of the Company (the “Secretary’s Certificate”) certifying, inter alia, that certain resolutions were passed by the Board of Directors of the Company at meetings held on 28 February 2008 (the “Resolutions”);

1.4	the Registration Statement;

1.5	the Indenture dated as of 1 August 1999 between the Company, ACE INA and The Bank of New York Trust Company, N.A., (as successor to J.P. Morgan Trust Company, National Association and The First National Bank of Chicago) as trustee (the “Indenture”);

1.6	a Certificate of Good Standing issued by the Registrar of Companies (the “Certificate of Good Standing”); and

1.7	a Certificate of an officer of the Company in the form attached (the “Officer’s Certificate”).

2	Assumptions

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Officer’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	the due authorisation, execution and delivery of the Indenture by the parties thereto other than the Guarantor and the execution and delivery of the Indenture by an Authorised Officer (as defined in the Resolutions) of the Guarantor;

2.2	copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals;

2.3	all signatures, initials and seals are genuine;

2.4	each director of the Guarantor who voted in favour of the Resolutions considered the transactions contemplated by the Resolutions to be of commercial benefit to the Guarantor and acted bona fide in the best interests of the Guarantor, and for a proper purpose of the Company, in relation to the transactions the subject of the Guarantor; and

2.5	there is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions hereinafter appearing. Specifically, we have made no independent investigation of the laws of New York or Bermuda.

3	Opinion

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated and is validly existing and in good standing as an exempted company under the laws of the Cayman Islands.

3.2	The Indenture has been duly authorised, executed and delivered by the Company.

3.3	The guarantee by the Company of the Notes has been authorised.

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the incorporation by reference of this opinion as an exhibit to the Registration Statement. In the giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Yours faithfully,

/s/ Maples and Calder

ACE Limited

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

15 May 2008

To:	Maples and Calder
PO Box 309
Grand Cayman
KY1-1104
Cayman Islands

Dear Sirs

ACE Limited (the “Company”)

I, Robert F. Cusumano, being an officer of the Company, am aware that you are being asked to provide a legal opinion (the “Opinion”) in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles of Association of the Company as adopted on 14 January 1993 remain in full force and effect and are unamended save for the amendments made by special resolution passed on 6 February 1998 and 22 January 2002.

2	The minutes of the meeting of the board of directors held on 28 February 2008 (the “Meeting”) are a true and correct record of the proceedings of the Meeting, which were duly convened and held, and at which a quorum was present throughout and at which each director disclosed his interest (if any), in the manner prescribed in the Articles of Association.

3	The shareholders of the Company have not restricted or limited the powers of the directors in any way. There is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from entering into and performing its obligations under the Indenture.

4	The resolutions set forth in the minutes of the Meeting were duly adopted, are in full force and effect at the date hereof and have not been amended, varied or revoked in any respect.

5	Prior to, at the time of, and immediately following execution of the Indenture the Company was able to pay its debts as they fell due and entered into the Indenture for proper value and not with an intention to defraud or hinder its creditors or by way of fraudulent preference.

6	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in the Cayman Islands. Nor have the directors or shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company’s property or assets.

7	Any two of the President and Chief Executive Officer, the Chief Financial Officer, the Chief Accounting Officer and the General Counsel and Secretary of the Company (each an “Authorized Officer”) have approved the guaranty by the Company of the Notes in accordance with the Resolutions. The Indenture has been executed and delivered by persons authorised to execute and deliver the Indenture by the Resolutions.

I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally to the contrary.

Signature:	/s/ Robert F. Cusumano
Officer

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